MANAGEMENT AGREEMENT

         This Agreement is made and entered into as of the 21 day of November, 1995, by and between Bennett Funding International, Ltd., a Delaware corporation ("Managing Agent"), and the following parties, who are collectively referred to herein as "Developer:" Los Abrigados Partners Limited Partnership, an Arizona limited partnership ("LAP" or the "Partnership"), ILE Sedona Incorporated, an Arizona corporation (ILES) and ILX Incorporated, an Arizona corporation ("ILX").


                                    RECITALS


         A. The Partnership owns and operates that certain interval ownership hotel known as Los Abrigados Resort & Spa in Sedona, Arizona (the "Property") and is engaged in marketing and selling interval ownership interests therein through the Sedona Vacation Club ("Memberships").


         B. The general partner of the Partnership is ILES, which in turn is a wholly-owned subsidiary of ILX. The Partnership through its general partner, has entered into a Management Agreement with ILX whereby ILX is responsible for the day to day management and operation of the Resort. ILX is further responsible for the marketing and sale of Memberships and holds the required Arizona real estate broker's license necessary to offer and sell Memberships. In sum, the Partnership, ILES and ILX collectively have the exclusive authority and responsibility for managing and operating the Property, marketing and selling Memberships and managing the Partnership and for engaging assistance and delegating responsibilities with respect thereto.


         C. Managing Agent's primary business is that of providing financing for the acquisition, development and operation of interval ownership hotels and of purchasing receivables generated from sales at interval ownership interests. In such capacity and as a result of being exposed to a wide variety of interval ownership projects, it has significant knowledge and experience in all aspects of the interval ownership business.


         D. Developer would like to avail itself of this additional knowledge and experience by retaining Managing Agent to provide general supervision and oversight and strategic planning and consultation with respect to all aspects of the management, operation, improvement, financing, sales and marketing of the Property and the management of the Partnership; provided however that Developer shall retain the authority and responsibility for the day to day aspects of same. Managing Agent desires to accept the appointment and to diligently provide such services.


         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                                   ARTICLE I
                          TERM AND AUTOMATIC EXTENSION



         1.1 Term. The term of this Agreement shall commence on December l, 1995, and shall expire five (5) years thereafter, unless otherwise extended pursuant to the terms and conditions of this Agreement. Except as otherwise specifically provided herein, this Agreement shall be irrevocable and non-cancelable.


         1.2 Automatic Extension. The term of this Agreement shall be automatically extended beyond the five year period for such additional period of time as may be necessary to sell all of the 3,500 Memberships as described hereinafter.


                                   ARTICLE II
                          MANAGEMENT DUTIES AND RIGHTS


         2.l Appointment. Developer hereby appoints Managing Agent as its exclusive agent for providing general supervision, strategic planning and consultation as to the management, operation, and financing of the Property and the Partnership and for the marketing and sale of Memberships (including any timeshare sales office marketing and selling Memberships) subject to all of the terms and conditions hereinafter provided. In providing such services, Managing Agent shall act at all times as an independent contractor. Managing Agent hereby accepts the appointment and agrees to perform all acts necessary to diligently and efficiently provide such services, including, without limitation, the duties set forth in this Article II. Managing Agent shall perform its duties in a manner as is customary and usual in the operation of comparable projects and shall keep Developer advised as to all major policy matters affecting same. Managing Agent shall meet and/or confer with Developer on a regular and as needed basis with respect to the subject matter hereof. Managing Agent shall have the exclusive right to finance timeshare receivables of the Partnership at the Property on terms and conditions consistent with its previous practices with respect to the Property except "holdbacks" shall be established at a level not to exceed 10% of all amounts financed.


         2.2 Specific Responsibilities . Without limiting the generality of the foregoing, Managing Agent may, as necessary, provide general supervision, strategic planning and consultation, both with respect to the Property as well as the Partnership, as to long-term and short-term financing, cash flow needs, budgeting, the marketing and sale of Memberships (including all components thereof as indicated on attached Schedule "A"), accounting systems and controls, the management of the Partnership by ILX and ILES, insurance, maintenance, capital improvements, purchasing, disbursements, service agreements, utilities, regulatory matters, personnel matters, and other matters reasonably necessary for the care, protection, maintenance and efficient operation of the Property or the Partnership; provided however that it is expressly understood and agreed that all employees of the Property and/or the Partnership shall be employees of Developer and shall not be employees of Managing Agent.


                                  ARTICLE III
               ADVANCES, MANAGEMENT FEE AND RECEIVABLES FINANCING


         3.1 Advance. As soon as reasonably practicable following the execution hereof, Managing Agent shall advance to the Developer the cash sum of $3,500,000.00 (Three Million, Five hundred Thousand Dollars) (the "Advance"). The Advance may be used by Developer for working capital needs associated with the Property and/or the Partnership and to reimburse it for sums previously expended for capital improvements to, and other expenses associated with, the Developer, the Property and/or the Partnership. The Advance, along with an annual 12% cost of funds factor (the "Cost of Funds Factor"), shall be repaid to Managing Agent to the extent of its share of Monthly Cash Flow (as described below) in 36 equal monthly payments.

         3.2 Management Fee. As compensation for the services rendered, Managing Agent shall be entitled during the term of this Agreement to a monthly management fee (the "Management Fee") equal to one half of the monthly cash flow (as determined by reference to the attached Schedule "A") from the timeshare sales of 3,500 Memberships (the "Monthly Cash Flow"), less funds received by it during the month constituting the repayment of the Advance. The Management Fee shall be payable monthly and shall be due and payable on the fifteenth (15th) day of each succeeding calendar month throughout the term of this Agreement. Developer agrees that the 3,500 Memberships shall remain free and clear of any and all liens and encumbrances other than the existing Bank One lien.


         3.3 Holdbacks and In-House Paper. Any "holdbacks" (the percentage of time share paper not funded on sale or hypothecation)and any timeshare paper not financed by Developer but held for its own account, shall be held jointly for the benefit of Managing Agent and the Partnership.


         3.4 Receivables Financing. As further consideration hereunder, during the term as this Agreement Developer agrees to offer to Managing Agent (or its nominee) the opportunity to purchase all timeshare receivables generated at the Property on the same terms and conditions as have been historically offered to Developer; provided however that the "holdbacks" will be reduced from 15% to no more than 10%.


         3.4 Miscellaneous. In order to provide Managing Agent additional assurances concerning the repayment of the Advance and Cost of Funds Factor and the payment of the Management Fee, Developer hereby represents, warrants, guarantees and agrees that:


                  (a) the existing loan from Bank One secured by the Property in the approximate principal amount of $1,045,000 will be fully satisfied by Developer on or before December 31, 1996;


                  (b) Developer will not further encumber the Property during the term of this Agreement;


                  (c) Repayment of the Advance shall be unconditionally guaranteed, jointly and severally, by each of LAP, ILES and ILX pursuant to separate written agreements executed and delivered simultaneously herewith, and such guarantees will be further supported by a collateral assignment of each of their respective interests hereunder; and


                  (d) LAP will execute and record a Declaration of Trust whereby it holds the 3,500 Memberships in trust to satisfy the obligations to the respective parties to this Agreement.


                                   ARTICLE IV
                     COVENANTS AND AGREEMENTS OF DEVELOPER


         During the term of this Agreement, Developer covenants and agrees:


         4.1 Rules and Regulations . Developer shall comply with all statutes, ordinances, laws, rules and regulations, orders and requirements of any federal, state or local government or department having jurisdiction with respect to the Property or to the construction, maintenance or operation thereof, with respect to the Partnership and with respect to the offer and sale of Memberships.


         4.2 Reimbursement for Expenditures. Developer shall promptly reimburse Managing Agent for all expenses incurred by Managing Agent in the performance of its duties hereunder.


                                   ARTICLE V
                               EVENTS OF DEFAULT


         Each of the following events shall constitute an event of default by Developer in the performance of its obligations under this Agreement:


         (a) The failure of Developer to perform, keep or fulfill the material covenants, undertakings, obligations and conditions set forth in this Agreement and the continuance of any such breach or nonperformance for a period of ninety
(90) days after Managing Agent's written notice of said failure to Developer;


         (b) The filing of a voluntary assignment in bankruptcy or insolvency or a petition for reorganization under any bankruptcy law by Developer; or


         (c) The entering of an order, judgment or decree by any court of competent jurisdiction, on the application of a creditor, adjudicating Developer bankrupt or insolvent or approving a petition seeking reorganization or appointing a receiver, trustee or liquidator of all or a substantial part of Developer's assets, provided that Developer shall have 90 days from the date on which the order, judgment or decree is entered to have such order, judgment or decree dismissed or vacated.


                                   ARTICLE VI
                                   ASSIGNMENT


         This Agreement may not be assigned by either Developer or Managing Agent without the prior written consent of the other, which consent shall be in the sole and exclusive discretion of the party whose consent is requested.


                                  ARTICLE VII
                                INDEMNIFICATION


         7.1 Developer. Developer shall indemnify, defend and hold Managing Agent harmless from and against all claims, damages and costs (including reasonable attorneys' fees and costs) incurred by or asserted against Managing Agent and arising out of or in connection with the acts or inactions of Managing Agent, its agents, officers, employees or contractors, hereunder, except those due to the willful misconduct of Managing Agent or resulting from acts or inactions outside the scope of Managing Agent's authority hereunder.


         7.2 Managing Agent. Managing Agent shall indemnify, defend and hold Developer harmless from and against all claims, damages and costs (including reasonable attorneys' fees and costs) incurred by or asserted against Developer and arising out of or in connection with all acts of Managing Agent, its agents, officers, employees or contractors, that are outside the scope of Managing Agent's authority hereunder.


         7.3 Waiver. Each party hereby waives any and all rights of recovery or claims against the other, or the officers or employees thereof, for any loss or damage suffered by the waiving party to the extent that such loss or damage is covered by any insurance policy in effect at the time thereof. Each party shall, when obtaining insurance, give the company issuing such insurance, together with any other companies insuring such party, notice of the waiver of subrogation set forth herein and shall obtain appropriate endorsements with respect thereto from each such company and shall deliver copies thereof to the other party.


                                  ARTICLE VIII
                                    GENERAL


         8.1 Notices. Any notice, election or communication to be given under the terms of this Agreement shall be in writing and hand delivered or deposited, certified mail, return receipt requested and postage prepaid, addressed as follows:

                  If to Managing Agent, at:

                  Bennett Funding International, Ltd.
                  Two Clinton Square
                  Syracuse, NY 13202




                  If to Developer, at:

                  ILX Incorporated
                  ILE Sedona Incorporated
                  Los Abrigados Partners Limited Partnership
                  2777 East Camelback
                  PhoeniX, Arizona  850l6

or to such address as either party may hereafter designate by notice hereunder. Such notices, elections or communications shall be deemed given, delivered or received, upon the date of receipt or the date delivery was first refused by the addressee as shovn on the return receipt.


         8.2 Modification and Amendments. This Agreement shall not be altered or anended except in writing, signed by the parties or their authorized agents.


         8.3 Complete Agreement. This Agreement constitutes and embodies the full and complete understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior understandings, whether oral or in writing.


         8.4 Third Parties. Any provision herein to the contrary notwithstanding, it is specifically understood and agreed that this Agreement is made for the benefit of the parties hereto, and that none of the benefits hereunder shall run to or be enforceable by any person other than a party to this Agreement.


         8.5 Headings. The article and section headings used herein are for convenience and reference only and are not intended to define, limit or describe the scope or intent of any provision of this Agreement.


         8.6 Governing Law. This Agreemement shall be governed and controlled by the law of the State of Arizona.


         8.7 Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.


         8.8 No Waiver or Breach. No failure by Managing Agent or Developer to insist upon the strict performance of any covenant, agreement, term or condition of this Agreement, or to exercise any right or remedy available upon a breach thereof, shall constitute a waiver of any such breach thereof, or any subsequent breach of such covenant, agreement, term and condition. No waiver of any such breach shall affect or alter this Agreement, but each and every covenant, agreement, term and condition of this Agreement, shall continue in full force and effect with respect to any other then existing or subsequent breach thereof.


         8.9 Severability of Provisions. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement and the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, as the case may be, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.


         8.10 Additional Acts and Documents. The undersigned hereby agree to do all other things or acts and to execute and provide each other with all other documents reasonably required to give effect to this Agreement.


         8.11 Relationship. The relationship of Managing Agent to Developer hereunder shall be that of independent contractor and not joint venturer or partner or otherwise. Nothing herein shall be deemed to imply any relationship between the parties other than that of independent contractor.



         IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized agents the day and year first written above.

               BENNETT FUNDING INTERNATIONAL, LTD.,
               a Delaware corporation

               By: /s/ Michael Bennett
                   ---------------------------
                       Michael Bennett

               Its:    President
                   ---------------------------

               LOS ABRIGADOS PARTNERS LIMITED
               PARTNERSHIP, an Arizona limited
               partnership

               By: ILE Sedona Incorporated,
                   an Arizona corporation, its
                   general partner

                      By: /s/ Joseph P. Martori
                          ----------------------
                              Joseph P. Martori

                     Its:     President
                          ----------------------

               ILE SEDONA INCORPORATED,
               an Arizona corporation

               By: /s/ Joseph P. Martori
                   ----------------------------
                       Joseph P. Martori

               Its:    President
                   ----------------------------

               ILX INCORPORATED,
               an Arizona corporation

               By: /s/ Joseph P. Martori
                   ---------------------------
                       Joseph P. Martori

               Its:    President
                   ---------------------------

                                   SCHEDULE "A"
                           Responsibility Components

SALES
Gross Sales
Less Giveaways
Net Sales Less Giveaways
COST OF SALES
Cost of Timeshare Interest
Commissions
     Salesmen/Mgrs./Proj. Dir.
     Sales Salaries
     Payroll Taxes/Insurance
     Spiffs
Guarantee Fees
Closing costs other
Provision for Doubtful Acct.
Costs Strictly Variable to Sales
MARKETING PROCUREMENT EXPENSES
Telemarketing Camelback
Telemarketing 7th Street
Telemarketing Marketel
Customer Procurement
     LA Bucks
     Tour Nights
     OPC Program
     Other
Concierge Salaries
Total Marketing Procurement
OFFICE EXPENSES
Salaries Office Staff
Salaries Other/Broker
Taxes/Insurance
Telephone
Copy Machine Expenses
Supplies
Postage
Printing
Travel and Entertainment
Repairs & Maintenance
Rent
Misc Income & Expenses
Total Office Expenses

Total Expenses
Total Timeshare Profit
# of Annual Sales
# of Bi-Annual Sales
# of Converters
#of Other Sales
# of Upgrades
Average Sales Price Net of Giveaways


                           LOS ABRIGADOS RESORT & SPA
                          TIMESHARE CASH FLOW ANALYSIS
                                 3500 INTERVALS


                                  PROJECTIONS
                                                   YEAR 1       YEAR 2       YEAR 3       TOTAL
                                                -----------  -----------  -----------  -----------

INTERVAL SALES                                         1200         1200         1100         3500
AVERAGE PRICE PER INTERVAL                           12,000       12,000       12,000       12,000


TOTAL SALES (NET)                               $14,400,000  $14,400,000  $13,200,000  $42,000,000

COST OF SALES                  68.00%             9,792,000    9,792,000    8,976,000   28,560,000
                                                -----------  -----------  -----------  -----------
TIMESHARE PROFIT               32.00%             4,608,000    4,608,000    4,224,000   13,440,000


ADD: PRODUCT COST              15.00%             2,160,000    2,160,000    1,980,000    6,300,000
LESS: BANK ONE RELEASES                          (1,045,000)           0            0   (1,045,000)
LESS: BGI PAYMENTS             12.00%              (420,000)    (101,820)           0     (521,820)
                                                -----------  -----------  -----------  -----------
CASH FLOW FROM TIMESHARE SALES                    5,303,000    6,666,180    6,204,000   18,173,180
                                                ===========  ===========  ===========  ===========

CASH FLOW PER PARTY                               2,651,500    3,333,090    3,102,000    9,086,590
                                                ===========  ===========  ===========  ===========

BGI PAYMENT SUMMARY
-------------------
BEGINNING PAYMENT/BALANCE                        (3,500,000)    (848,500)   2,484,590   (3,500,000)
CURRENT YEAR RETURN (EXCLUDING 12%)               2,651,500    3,333,090    3,102,000    9,086,590
                                                -----------  -----------  -----------  -----------
END OF YEAR BALANCE                                (848,500)   2,484,590    5,586,590    5,586,590
                                                ===========  ===========  ===========  ===========

TOTAL RETURN INCLUDING 12% PAYMENTS               3,071,500    3,434,910    3,102,000    9,608,410
                                                ===========  ===========  ===========  ===========
